UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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GLADSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

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Two Leading Independent Proxy Advisory Firms Recommend “For” Vote on NAV
Proposal for Gladstone Investment Corporation’s 2011 Annual Meeting of Stockholders

McLean, VA, July 18, 2011 —Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) announced today that the industry’s two leading independent proxy advisory firms — ISS Corporate Services, Inc. (“ISS”), a wholly-owned subsidiary of Institutional Shareholder Services Inc., and Glass Lewis & Co. (“Glass Lewis”) — each recently issued a report recommending that stockholders of the Company vote “For” the proposal included in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”), which would allow the Company to issue and sell shares of its common stock below its then current net asset value per share (“NAV”), subject to certain limitations described in the proxy statement.
The Annual Meeting is scheduled for Thursday, August 4, 2011 at 11:00 a.m. local time at the Sheraton Premiere Tysons Corner, located at 8661 Leesburg Pike, Vienna, Virginia.
ISS stated in its report:
“The proposal grants significant discretion to management to offer securities at below NAV—either publicly or privately—with limits on the amount of shares to be offered. The sale of shares at a price below NAV will initially dilute outstanding shares. However, approval of this proposal may allow the board to invest in attractive opportunities as they arise, and may give the company flexibility to forestall the potential forced sale of assets at unfavorable prices. While shareholders may be concerned that the sale of shares at a price below NAV will initially dilute outstanding shares, certain safeguards are in place, including that shareholder approval of the proposal would only be valid for one year, and that any sale of shares at a price below NAV must be approved by a majority of the company’s disinterested directors.”*
The Company reminds stockholders that their vote is important and urges all stockholders to take a moment to vote their shares. Stockholders with questions related to the Annual Meeting or the voting of their shares, or who need to request additional proxy materials, are strongly encouraged to contact the Company’s proxy solicitor, Georgeson Inc. at (800) 932-9864 or the Company at (866) 366-5745.
The Company also conducted an informational call with stockholders on June 29, 2011 regarding all proposals delineated in the proxy statement. Stockholders who were unable to listen to the call at that time may access a recording of the call by calling (877) 344-7529 and using conference code 450883. The webcast replay of the conference call will also be available online, through the date of the Annual Meeting, at www.GladstoneInvestment.com.
Important Information
On June 17, 2011, the Company filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the Annual Meeting. The Company’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at http://www.sec.gov or from the Company at http://www.gladstoneinvestment.com.

*	Permission to use quote neither sought nor obtained from ISS.
Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.
Source: Gladstone Investment Corporation, +1-703-287-5893